Exhibit 99.1

Pingtan Marine Enterprise Reports Financial Results for the Fourth Quarter and Year Ended December 31, 2018

Company to Hold Conference Call on Monday, March 18, 2019, at 8:30 AM ET

FUZHOU, China, March 15, 2019 /PRNewswire/ -- Pingtan Marine Enterprise Ltd. (Nasdaq: PME) (“Pingtan” or the “Company”), a global fishing company based in the People’s Republic of China (PRC), today announced financial results for its fourth quarter and year-ended December 31, 2018.

The Company’s recent notable events are as follows:

●	March 12, 2019: 8 of the Company’s first group of 27 modified and rebuilt fishing vessels have left the port of Fuzhou and sailed to the designated international waters for production.

●	March 5, 2019: The Company announced that the second group of 24 fishing vessels of the Company has recently received approval for modification and rebuilding from the MOA. These vessels are approved to operate in the international waters of the Indian Ocean, North Pacific Ocean, Southeast Pacific and Southwest Atlantic (including Argentina) after completion of modification and rebuilding.

●	December 27, 2018: The Company announced that 12 of the Company’s first group of 27 modified and rebuilt new fishing vessels have left the port of Fuzhou in succession and are heading towards their designated fishing areas for operation in the international waters of the Indian Ocean.

●	November 20, 2018: The Company held its Annual Shareholder Meeting at Pingtan’s headquarters in Fuzhou, China.

●	November 20, 2018: The Company announced that 3 of the Company’s first group of 27 modified and rebuilt new fishing vessels have set sail to sea.

●	November 7, 2018: The Company announced that 4 large-scale light luring seine vessels of the Company’s first group of 27 modified and rebuilt fishing vessels departed the port from Fuzhou.

Management Comments

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented, “Through the unremitting efforts of the Company, we achieved dual growth in both operational and financial performance in 2018. In April 2018, we announced that our 27 fishing vessels have received approval from the MOA and were expected to operate in the international waters of the Indian Ocean, and we immediately commenced the modification and rebuilding project for the 27 fishing vessels within the same month. Since November last year, these rebuilt new fishing vessels set their sail to their designated waters for production. In early March 2019, we announced that Pingtan has received approval from the MOA of an additional 24 fishing vessels for modification and rebuilding. We believe that operation of these new fishing vessels will further expand our fishing areas, increase our production capacity and enrich product mix. The Company’s management will continue to focus on this development.”

Factors Affecting Pingtan’s Results of Operation – Indonesia Moratorium on fishing licenses renewals

As previously disclosed in our Forms 10-K and 10-Q filed during 2015 and 2016, in early December 2014, the Indonesian government introduced a six-month moratorium on issuing new fishing licenses and renewals so that the country’s Ministry of Maritime Affairs and Fisheries (“MMAF”) could combat illegal fishing and rectify ocean fishing order. In February 2015, the Company ceased all fishing operations in Indonesia. During the moratorium, the Company was informed that fishing licenses of four vessels operated through PT. Avona, one of the local companies through which the Company conducts business in Indonesia, and the fishery business license of PT. Dwikarya, the other local company through which the Company conducts business in Indonesia, were revoked. As a result and because license renewal was prohibited due to the general moratorium, all local fishing licenses of the Company’s vessels in Indonesia are presently inactive.

In November 2015, the Indonesian government announced that the moratorium had concluded, the MMAF has not implemented new fishing policies and resumed the license renewal process. The Company does not know when exactly licensing and renewal will start. The Company has been paying close attention to any new trends in fishing policy and has been actively exploring other business operations and redeploying vessels to other locations. Since the Company derived a majority of our revenue from this area, this ban has caused a significant drop in our production and our financial results will continue to be adversely affected.

In September 2017, the Company was informed that the fishing licenses of the 13 vessels were suspended and the vessels were docked in the port by the Ministry of Agriculture and Fisheries of the Democratic Republic of Timor-Leste (“MAF”). The MAF alleged and investigated whether false statements were made during the licensing process and the vessels were simultaneously registered in Indonesia. The Company disputed these allegations and the government of Timor-Leste eventually agreed to release these vessels as no evidence was presented to support such allegations. The 13 vessels have returned to China for regular maintenance.

As of December 31, 2018, among the Company’s 141 vessels, 12 are located in the Bay of Bengal in India; 29 are located in international waters; and 13 have returned to China from the Democratic Republic of Timor-Leste due to the reason described above; and 10 vessels are in the modification and rebuilding project.  The remaining 77 vessels were licensed by the MOA to operate in the Arafura Sea in Indonesia. The vessels in Indonesian waters, however, are not in operation because the licenses are currently inactive due to either the moratorium discussed above, the revocation of the fishery business license of the local entity through which the vessels operate, or, with respect to 4 vessels, the revocation of the local fishing licenses.

2018 Financial Highlights (all results are compared to prior year)

●	Revenue increased by 1.7% to $64.3 million from $63.2 million.

●	Gross profit increased by 40.5% to $31.0 million from $22.1 million, and gross margin increased to 48.3% from 34.9%.

●	Net income attributable to owners of the Company was $13.4 million, or $0.17 per basic and diluted share, compared to net income attributable to owners of the Company of $29.7 million, or $0.38 per basic and diluted share.

Fourth Quarter 2018 Financial Highlights (all results are compared to prior year period)

●	Revenue was $25.1 million compared to $16.4 million.

●	Gross profit was $9.1 million compared to $12.2 million, and gross margin was 36.2% compared to 74.5%.

●	Net loss attributable to owners of the Company was $3.0 million, or $(0.04) per basic and diluted share, compared to net income attributable to owners of the Company of $4.8 million, or $0.06 per basic and diluted share.

Pingtan’s Revenue Break-down By PRC Territories

	Year Ended December 31,
	2018	2017	2016
Fujian province	58%	61%	32%
Guangdong province	24%	28%	48%
Shandong province	15%	9%	4%
Zhejiang province	3%	2%	13%
Liaoning province	0%	0%	1%
Other areas	0%	0%	2%
Total	100%	100%	100%

2018 Selected Financial Highlights

($ in millions, except share and per share) data)	Three Months ended December 31,		Year Ended December 31,
	2018	2017	2018	2017	2016
Revenue	$25.1	$16.4	$64.3	$63.2	$20.5
Cost of Revenue	$16.0	$4.2	$33.2	$41.1	$29.3
Gross Profit (Loss)	$9.1	$12.2	$31.0	$22.1	$(8.8)
Gross Margin	36.2%	74.5%	48.3%	34.9%	(42.8)%
Net (Loss) Income	$(3.2)	$5.3	$14.8	$32.5	$(14.7)
Basic and Diluted Weighted Average Shares	79.1	79.1	79.1	79.1	79.1
EPS (in $)	$(0.04)	$0.06	$0.17	$0.38	$(0.17)

Balance Sheet Highlights

($ in millions, except for book value per share)	12/31/2018	12/31/2017

Cash and Cash Equivalents	$1.97	$2.0
Total Current Assets	$15.5	$20.8
Total Assets	$247.0	$201.1
Total Current Liabilities	$73.1	$36.4
Total Long-term Debt, net of current portion	$22.3	$17.2
Total Liabilities	$95.4	$53.6
Shareholders’ Equity	$151.6	$147.5
Total Liabilities and Shareholders’ Equity	$247.0	$201.1
Book Value Per Share (in $)	$1.92	$1.87

Consolidated Financial and Operating Review

Revenue

Revenue for the three months ended December 31, 2018 was $25.1 million compared to $16.4 million for the same period in 2017. The increase was mainly attributable to higher volume of delivery to warehouse stock that drove up sales revenue.

For the year ended December 31, 2018, the Company’s revenue was $64.3 million, increasing by 1.7% from $63.2 million for the year ended December 31, 2017. The increase was mainly due to the reason described above, i.e. higher volume of delivery to warehouse stock that drove up sales revenue.

Gross Margin

The Company’s gross margin was 36.2% for the three months ended December 31, 2018, compared to 74.5% in the prior year period. The decrease is mainly attributable to the increase of $7.3 million in fuel cost due to 19 modified and rebuilt new fishing vessels sailing to sea for operation in the fourth quarter 2018.

The Company’s gross margin was 48.3% in the fiscal year ended December 31, 2018 compared to 34.9% in the same period of 2017.  The increase was primarily attributable to an increased number of deliveries into warehouse that averaged down unit production cost of fish.

Selling Expenses

For the three months ended December 31, 2018, selling expense was $0.44 million compared to $0.47 million in the prior year period, a decrease of 6.1%.

For the year ended December 31, 2018, total selling expense was $1.62 million compared to $1.23 million in the same period of 2017, an increase of 31.8%. The increase was primarily due to the increase in storage fees and shipping and handling fees as a result of larger warehouses rented and an increased number of deliveries to warehouse, partially offset by the decrease in insurance and advertising expenses.

General & Administrative Expenses

For the three months ended December 31, 2018, general and administrative expense was $2.0 million, compared to $6.3 million in the prior year period, a decrease of 67.6%.  The decrease is primarily due to a decrease in professional fees as a result of mainly decreased legal fees, consulting fees and accounting fees, a decrease in compensation and related benefits and a decrease in depreciation of non-operating fishing vessels.

For the fiscal year ended December 31, 2018, total general and administrative expense was $10.3 million compared to $9.6 million in the same period of 2017, an increase of 7.6%. The increase was primarily due to the increase in depreciation expense, compensation and related benefits, insurance and bank service charge, as well as bad debt recovery based on periodic review of accounts receivable balances and management’s evaluation of the collectability of receivable balances, partially offset by the decrease in professional fees and travel and entertainment expenses.

Net Income (Loss)

Net income for the three months ended December 31, 2018 was $(3.2) million compared to net income of $5.3 million in the same period of 2017. The decrease was mainly due to drawing $9.7 million impairment loss from vessels in the fourth quarter of FY 2018.

For the year ended December 31, 2018, net income was $14.8 million, compared to $32.5 million in prior year period, a decrease of 54.5%. As described above, the decrease was mainly due to drawing an impairment loss of $9.7 million on vessels compared to nil for the year ended December 31, 2017. In the fourth quarter of 2018, the Company deregistered 24 fishing vessels and applied to the MOA for building 24 new fishing vessels. As a result of the deregistration, the Company assessed the recoverability of the 24 fishing vessels based on the undiscounted future cash flow that the fishing vessels are expected to generate as less than the carrying amount, and recognized an impairment loss as per the U.S. GAAP. Impairment loss is a non-cash item. Excluding the impairment loss, net income for the year ended December 31, 2018 would be $24.5million.

Net Income (Loss) Attributable to Owners of the Company

Net loss attributable to owners of the Company for the three months ended December 31, 2018 was $3.0 million, or $(0.04) per basic and diluted share, compared to net income attributable to owners of the Company of $4.8 million, or $0.06 per basic and diluted share, in the same period of 2017.

Net income attributable to owners of the Company for the year ended December 31, 2018 was $13.4 million, or 0.17 per basic and diluted share, compared to net income attributable to owners of the Company of $29.7 million, or $0.38 per basic and diluted share, in the same period of 2017.

Guidance for the First Quarter 2019

Based on the Company’s expectation of potential production capacity recovery due to operation of 27 modified and rebuilt new fishing vessels during the first quarter, the demand for fishing products in the Chinese market and the Company’s continued efforts in expanding market share, the Company expects that the harvest volume for the first quarter 2019 would be around 20,000,000 KG.

Conference Call Details

Pingtan also announced that it will discuss financial results in a conference call on Monday, March 18, 2019 – 8:30 a.m. ET.

The dial-in numbers are:

Live Participant Dial In (Toll Free): 877-407-0310

Live Participant Dial In (International): 201-493-6786

To listen to the live webcast, please go to http://www.ptmarine.com and click on the conference call link at the top of the page or go to: https://78449.themediaframe.com/dataconf/productusers/pme/mediaframe/29163/indexl.html. This webcast will be archived and accessible through the Company’s website for approximately 30 days following the call.

About Pingtan

Pingtan is a global fishing company engaging in ocean fishing through its subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Although forward-looking statements reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Risks include anticipated growth and growth strategies; need for additional capital and the availability of financing; locating or re-locating vessels, in foreign waters and related license requirements; our ability to successfully manage relationships with customers, distributors and other important relationships; actions taken by government regulators, such as the Indonesian moratorium, technological changes; competition; demand for our products and services; the deterioration of general economic conditions, whether internationally, nationally or in the local markets in which we operate; legislative or regulatory changes that may adversely affect our business; operational, mechanical, climatic or other unanticipated issues that adversely affect the production capacity of the Company’s fishing vessels and their ability to generate expected annual revenue and net income; and other risk factors  contained in Pingtan’s SEC filings available at www.sec.gov, including Pingtan’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

CONTACT:

Roy Yu
Chief Financial Officer
Pingtan Marine Enterprise Ltd.
Tel: +86 591 87271753
ryu@ptmarine.net

Maggie Li
Investor Relations Manager
Pingtan Marine Enterprise Ltd.
Tel: +86 591 8727 1753
mli@ptmarine.net

INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.
Katherine Yao, Senior Associate
Tel: +86 10 5661 7012
kyao@equityny.com

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)

(IN U.S. DOLLARS)

	For the three Months Ended
	December 31, 2018	December 31, 2017

REVENUE	$25,080,185	$16,389,874

COST OF REVENUE	16,004,403	4,183,993

GROSS PROFIT	9,075,782	12,205,881

OPERATING EXPENSES:
Selling	440,731	469,536
General and administrative	657,232	1,178,527
General and administrative-Depreciation	1,368,268	5,075,609
Grant income	(54,883)	(153,486)
Impairment loss	9,715,058	-
Loss on fixed assets disposal	(23,164)	7,666
Total Operating Expenses	12,103,242	6,577,852

INCOME FROM OPERATIONS	(3,027,460)	5,628,029

OTHER INCOME (EXPENSE):
Interest income	2,362	14,151
Interest expenses	(291,432)	(561,421)
Gain from cost method investment	(5,741)	2,191
Loss on equity method investment	(71,209)	(5,746)
Foreign currency transaction gain (loss)	49,170	254,141
Other income (expense)	100,176	6,330

Total Other Income (Expense), net	(216,674)	(290.354)

INCOME BEFORE INCOME TAXES	(3,244,134)	5,337,675

INCOME TAXES	-	-

NET INCOME (LOSS)	$(3,244,134)	$5,337,675

LESS: NET INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	(220,593)	508,471

NET INCOME ATTRIBUTABLE TO OWNERS OF THE COMPANY	$(3,023,541)	$4,829,204

COMPREHENSIVE INCOME:
NET INCOME	(3,244,134)	5,337,675
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized foreign currency translation gain (loss)	(38,479)	2,939,441
TOTAL COMPREHENSIVE INCOME	$(3,282,613)	$8,277,116

LESS: COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	(223,668)	741,402

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO OWNERS OF THE COMPANY	$(3,058,945)	$7,535,714

NET INCOME PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPNAY
Basic and diluted earnings per share	$(0.04)	$0.06

WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic and diluted	79,055,053	79,055,053

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(IN U.S. DOLLARS)

	For the Years Ended December 31,
	2018	2017	2016

REVENUE	$64,256,088	$63,209,687	$20,540,769

COST OF REVENUE	33,239,582	41,126,898	29,328,776

GROSS PROFIT (LOSS)	31,016,506	22,082,789	(8,788,007)

OPERATING EXPENSES:
Selling	1,622,451	1,231,031	1,235,497
General and administrative	4,513,193	4,503,795	924,232
General and administrative - depreciation	5,791,557	5,075,609	3,045,233
Grant income	(8,584,731)	(22,177,227)	(558,451)
Impairment loss	9,715,058	-	-
Loss on fixed assets disposal	2,105,960	195,375	-

Total Operating Expenses	15,163,488	(11,171,417)	4,646,511

INCOME (LOSS) FROM OPERATIONS	15,853,018	33,254,206	(13,434,518)

OTHER INCOME (EXPENSE):
Interest income	41,446	186,194	1,931,963
Interest expense	(1,210,974)	(2,403,213)	(1,972,267)
Foreign currency transaction (loss) gain	(157,852)	1,195,875	(1,543,357)
Gain from cost method investment	382,627	320,316	375,396
Loss on equity method investment	(192,746)	(33,246)	(33,073)
Other Income (expense)	97,179	(1)	(471)

Total Other Expense	(1,040,320)	(734,075)	(1,241,809)

INCOME (LOSS) BEFORE INCOME TAXES	14,812,698	32,520,131	(14,676,327)

INCOME TAXES	-	-	984

NET INCOME (LOSS)	$14,812,698	$32,520,131	$(14,677,311)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	1,415,397	2,860,438	(959,688)

NET INCOME (LOSS) ATTRIBUTABLE TO OWNERS OF THE COMPANY	$13,397,301	$29,659,693	$(13,717,623)

COMPREHENSIVE INCOME (LOSS):
NET INCOME (LOSS)	14,812,698	32,520,131	(14,677,311)
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized foreign currency translation (loss) gain	(8,387,092)	7,760,460	(9,288,056)
COMPREHENSIVE INCOME (LOSS)	$6,425,606	$40,280,591	$(23,965,367)
LESS: COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	744,463	3,473,736	(1,695,044)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO OWNERS OF THE COMPANY	$5,681,143	$36,806,855	$(22,270,323)

NET INCOME (LOSS) PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY
Basic and diluted	$0.17	$0.38	$(0.17)

WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic and diluted	79,055,053	79,055,053	79,055,053

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN U.S. DOLLARS)

	December 31,
	2018	2017
ASSETS

CURRENT ASSETS:
Cash	$1,966,855	$2,005,540
Restricted cash	-	1,821,187
Accounts receivable, net of allowance for doubtful accounts	6,307,492	13,012,671
Inventories, net of reserve for inventories	5,840,207	3,560,261
Prepaid expenses	644,824	110,536
Other receivables	698,450	273,151

Total Current Assets	15,457,828	20,783,346

OTHER ASSETS:
Cost method investment	3,059,797	3,213,859
Equity method investment	28,872,521	30,521,466
Prepayment for long-term assets	-	11,577,057
Property, plant and equipment, net	199,571,425	135,042,467

Total Other Assets	231,503,743	180,354,849

Total Assets	$246,961,571	$201,138,195

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$30,642,125	$4,301,146
Accounts payable - related parties	3,244,843	1,803,698
Short-term bank loans	5,085,139	14,600,978
Long-term bank loans - current portion	8,487,295	5,968,596
Accrued liabilities and other payables	6,058,548	5,354,616
Due to related parties	19,555,277	4,386,901

Total Current Liabilities	73,073,227	36,415,935

OTHER LIABILITIES:
Long-term bank loans - non-current portion	22,329,234	17,217,104

Total Liabilities	95,402,461	53,633,039

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Equity attributable to owners of the company:
Ordinary shares ($0.001 par value; 225,000,000 shares authorized; 79,055,053 shares issued and outstanding at December 31, 2018 and 2017)	79,055	79,055
Additional paid-in capital	81,682,599	81,682,599
Retained earnings	49,593,069	40,349,189
Statutory reserve	14,760,112	12,978,343
Accumulated other comprehensive loss	(13,448,047)	(5,731,889)
Total equity attributable to owners of the company	132,666,788	129,357,297
Non-controlling interest	18,892,322	18,147,859

Total Shareholders’ Equity	151,559,110	147,505,156

Total Liabilities and Shareholders’ Equity	$246,961,571	$201,138,195

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN U.S. DOLLARS)

	For the Years Ended December 31,
	2018	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$14,812,698	$32,520,131	$(14,677,311)
Adjustments to reconcile net income (loss) from operations to net cash provided by (used in) operating activities:
Depreciation	9,141,975	8,965,553	6,613,720
Decrease in allowance for doubtful accounts	(66,532)	(194,278)	(100,366)
Increase (decrease) in reserve for inventories	429,267	-	(213,255)
Loss on equity method investment	192,746	33,246	33,073
Loss on disposal of fixed assets	2,016,992	195,376	-
Impairment loss of fishing vessels	9,715,058	-	-
Changes in operating assets and liabilities:
Accounts receivable	6,373,815	(765,708)	563,318
Inventories	(2,970,908)	5,607,279	(6,705,933)
Advances to suppliers	-	4,078,230	(145,293)
Prepaid expenses	(559,629)	(98,606)	(6,729)
Prepaid expenses - related parties	-	536,665	3,988,749
Other receivables	(450,948)	32,439,871	(1,994,127)
Other receivables - related party	-	1,377,487	1,387
Accounts payable	1,044,710	3,005,441	2,275,069
Accounts payable - related parties	1,584,351	(885,433)	-
Accrued liabilities and other payables	995,836	254,242	(334,820)
Accrued liabilities and other payables - related party	(36,918)	(18,606,716)	5,732,472
Due to related parties	11,080,369	(23,354)	20,000

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	53,302,882	68,439,426	(4,950,046)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(60,930,363)	(49,860,416)	(1,465,144)
Proceeds from government grants for fishing vessels construction	5,223,804	6,600,906	-
Prepayments made for long-term assets	-	-	(26,671,132)
Payments for equity method investment	-	(296,217)	-
Proceeds from transferring equity method investment share	-	-	15,055,026

NET CASH USED IN INVESTING ACTIVITIES	(55,706,559)	(43,555,727)	(13,081,250)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	14,960,559	14,453,010	23,275,729
Repayments of short-term bank loans	(14,622,143)	(21,673,260)	(22,234,749)
Proceeds from long-term bank loans	5,478,766	-	18,818,783
Repayments of long-term bank loans	(5,893,554)	(17,773,038)	(12,390,286)
Advances from related parties	3,891,085	4,328,693	5,063,620
Payments made for dividend	(2,371,652)	(3,162,203)	(3,162,202)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,443,061	(23,826,798)	9,370,895

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	(899,256)	(962,492)	(633,607)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,859,872)	94,409	(9,294,008)

CASH AND CASH EQUIVALENTS - beginning of year	3,826,727	3,732,318	13,026,326

CASH AND CASH EQUIVALENTS - end of year	$1,966,855	$3,826,727	$3,732,318

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$1,311,455	$2,639,039	$2,921,417
Income taxes	$-	$-	$984

RECONCILIATION TO AMOUNTS ON CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	1,966,855	2,005,540	820,396
Restricted cash	-	1,821,187	2,911,922
TOTAL CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$1,966,855	$3,826,727	$3,732,318
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of property and equipment by decreasing prepayment for long-term assets	$11,431,500	$1,036,761	$38,332,421
Offset other receivables - related parties against due to related parties	$-	$-	$6,424,910
Property and equipment acquired on credit as payable	$26,488,534	$215,202	$-
Increase in prepayment for long-term assets by increasing in accrued liabilities and other payables - related party	$-	$-	$13,219,818
Reclassification of advances to suppliers to other receivables	$-	$-	$31,172,469